MUNIHOLDINGS CALIFORNIA INSURED FUND, INC.

FILE # 811-8573

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
8/20/2004	San Diego Unified Sch Dist 5% 7/1/29	501,251,373	7,920,000	Banc of America Securities LLC Citigroup Global Markets Inc. Merrill Lynch & Co. Morgan Stanley Stone & Youngberg LLC UBS Financial Services Inc. Loop Capital Markets Ramirez & Co., Inc.